UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 9, 2016

SABRA HEALTH CARE REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code: (888) 393-8248

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.
On February 9, 2016, a subsidiary of Sabra Health Care REIT, Inc. (“Sabra”) and Forest Park Medical Center at Frisco, LLC (the “Frisco Operator”) entered into separate agreements (each, an “Agreement”) to sell their respective interests in the Forest Park Medical Center - Frisco hospital (the “Frisco Hospital”) to Columbia Medical Center of Plano Subsidiary, L.P., a subsidiary of HCA Holdings, Inc. (“HCA”) for a total cash purchase price of $96.25 million, less the assumption of certain capital lease obligations of approximately $7.3 million. The sales are subject to certain closing conditions, including bankruptcy court and other regulatory approvals.
As a result of entering into its Agreement, Sabra’s management has concluded that Sabra will recognize a loss of $30.0 million to $35.0 million on its investments in the Frisco Hospital and the debtor-in-possession loan it made to Frisco Operator, before consideration of the approximately $21.3 million in guarantees from the owners of the Frisco Operator. If the sales close on or prior to March 31, 2016, Sabra will realize the loss during the quarter ending March 31, 2016. If the sales have not closed by March 31, 2016, Sabra expects to record a non-cash impairment charge of $30.0 million to $35.0 million related to the sale of the Frisco Hospital during the quarter ending March 31, 2016.

Item 7.01	Regulation FD Disclosure.
 On February 10, 2016, the Company issued a press release announcing the entry into its Agreement to sell the Frisco Hospital. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release, dated February 10, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/S/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer & Secretary
Dated: February 11, 2016